PRESS RELEASE


               FOR IMMEDIATE RELEASE CONTACT: Investor Relations
                          August 16, 2004 804-217-5897


                       DYNEX CAPITAL, INC. REPORTS RESULTS
                               FOR SECOND QUARTER


         Dynex Capital, Inc. (NYSE: DX) reported today a net loss of $13.0 million for the second quarter, versus a net loss of $11.0 million for the same period in 2003. After consideration of preferred stock benefits and charges, the Company reported a net loss to common shareholders of $10.9 million or $0.95 per basic and diluted common share for the second quarter 2004, versus a net loss to common shareholders of $12.2 million or $1.12 per basic and diluted common share for the second quarter 2003. Preferred stock benefits for the second quarter 2004 included approximately $3.7 million from the recapitalization transaction completed in May. Net loss to common shareholders was $17.5 million, or $1.59 per basic and diluted common share, for the full six months ended June 30, 2004, versus net income of $288 thousand, or $0.03 per basic and diluted common share, for the same period in 2003. The Company has scheduled a conference call for Tuesday, August 17, 2004, at 4:00 p.m. Eastern Daylight Time to discuss the results. Investors can listen in on the call by dialing in at (888) 424-1091.

Second Quarter 2004 Results

         The Company reported that cash flow from its investment portfolio was $12.0 million for the quarter versus $11.1 million for the first quarter 2004 and $15.5 million for the second quarter 2003. Inclusive of $7.4 million received in April on the redemption and resale of certain securitization financing bonds in the Company's MERIT Series 12-1, cash flow for the second quarter was $19.4 million. Cash flow increased in the second quarter principally as a result of principal prepayments on investments, and improved collections from the Company's delinquent property tax receivables portfolio. Delinquent property tax receivable collections were $2.1 million for the second quarter 2004 versus $1.8 million in the first quarter 2004. Collections continued to be below forecast, however, and in order to reduce the overall cost of collection of these receivables, the Company announced reductions in its servicing operations which are expected to result in savings to the Company of approximately $1.1 million in general and administrative expenses annually.

         The Company reported net interest margin before provision for loan losses on its investment portfolio of $5.5 million for the second quarter of 2004 versus $8.8 million for the same period in 2003 and $6.4 million in the first quarter of 2004. Net interest margin before provision for losses was $12.0 million for the six-month period in 2004 versus $20.3 million for the six-month period of 2003. Net interest margin before provision for losses during the second quarter was impacted by an overall reduction in interest earning assets, which have declined by $306 million in the second quarter 2004 versus the second quarter of 2003, and was also impacted by an increase in amortization expense of $2.1 million for prepayment activity on approximately $70 million of delinquent loans in the Company's commercial mortgage loan portfolio, along with compression in the net interest spread from increasing short-term interest rates. After consideration of provision for loan losses, net interest margin for the second quarter 2004 was a negative $3.4 million, versus a negative $9.2 million in the second quarter 2003, and a negative $765 thousand in the first quarter 2004. Provision for loan losses for the second quarter 2004 includes $7.6 million related to the Company's credit loss exposure on its manufactured housing loan portfolio. As of the end of the second quarter, the Company has fully reserved for its remaining credit loss exposure on its manufactured housing loans and, as a result, provision for loan losses for the remainder of 2004 is expected to decline.

         Impairment charges for the second quarter of 2004 were $7.7 million, versus $200 thousand in the same period for 2003 and $1.7 million in the first quarter 2004, reflecting an adjustment in debt securities backed by manufactured housing loans pledged to MERIT Series 11 and where there has been an other-than-temporary decline in value due to increasing credit losses on the underlying loans. In evaluating this other-than-temporary decline, the Company utilized higher loss experience from the second quarter in forecasting future estimated losses on the underlying manufactured housing loans. General and administrative expenses were $2.0 million during the quarter, down from $2.5 million in first quarter 2004 and $2.2 million in the second quarter 2003. General and administrative expenses for the remainder of 2004 should continue to decline as a result of reductions in the Company's delinquent property tax receivables servicing operation.

Balance Sheet

         Total assets at June 30, 2004, were $1.74 billion, a decline of $120.8 million from December 31, 2003. The decline in assets was primarily the result of prepayments in the Company's securitized finance receivables. Cash and cash equivalents at the end of the second quarter were $22.9 million, versus $7.4 million at the end of 2003. The Company's investment portfolio was $1.72 billion at June 30, 2004, which included approximately $1.4 billion of investments which carry a fixed-rate of interest, substantially all of which are commercial mortgage and manufactured housing loans. The balance of investment portfolio assets are adjustable-rate, substantially all of which are single-family mortgage loans and securities. The Company's non-recourse securitization financing was $1.59 billion at the end of the second quarter, approximately $1.11 billion of which was fixed-rate.

         During the quarter, the Company completed its recapitalization plan whereby the Company's Series A, Series B and Series C Preferred Stock was converted into a new Series D Preferred Stock and common stock, eliminating approximately $20 million in dividends in arrears in the process. The recapitalization transaction resulted in a modest decline in shareholders' equity of $1.4 million, but resulted in an approximate $0.21 increase in book value per common share as a result of the elimination of the dividends in arrears. At June 30, 2004, shareholders' equity was $135.4 million versus $149.8


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

million at December 31, 2003. The decrease in shareholders' equity was due principally to the net loss for the six-month period, partially offset by an increase in accumulated other comprehensive gain of $5.3 million. Accumulated other comprehensive gain benefited from the improvement in the value of predominantly adjustable-rate debt securities during the quarter and also from the improvement in the fair value of approximately $130 million of hedge instruments that the Company has in place to protect its cash flows in a rising interest rate environment. Common book value per share, net of liquidation preference on the Series D Preferred Stock, was $6.40 per share at June 30, 2004.

Discussion

         Mr. Stephen J. Benedetti, Chief Financial Officer of the Company, stated, "There were a number of significant accomplishments during the second quarter, despite the reported net loss for the quarter, as we continue on the path toward restoring the Company to profitability. We have now fully reserved for our principal credit exposure on our manufactured housing loans contained in MERIT Series 12-1 and MERIT Series 13 securitizations, which means that a significant drag on our past earnings should not continue in the future. We have also impaired the carrying value of debt securities pledged as collateral for MERIT Series 11, significantly reducing our earnings exposure in those debt securities in future periods. From a financial reporting point of view, our objective has been to report financial results more closely correlated to our economic results, and having reserved or impaired our credit exposure from manufactured housing loans and securities backed by manufactured housing loans, we believe we are now at the point where reported results should more closely track our cash flows and economic results. In addition, during the quarter our shareholders overwhelmingly approved and we implemented a recapitalization transaction, converting our three series of preferred stock into one and eliminating all dividends in arrears. Completing the recapitalization was an extremely important event, as the elimination of the dividend arrearage improves the Company's overall financial flexibility and positions the Company as a more attractive business and credit counterparty. We monetized during the quarter our optional redemption rights on MERIT Series 12-1, taking advantage of low absolute rates and the steep yield curve, and we have a similar opportunity for MERIT Series 13 during the third quarter. Our common stock book value at the end of the second quarter was $6.40 per share, which does not include any value for the redemption of MERIT Series 13 since it is included in our financial statements on the cost basis and not fair value."

         Mr. Benedetti continued, "During the quarter, the Company began the process of reviewing alternatives regarding the Company's investment in delinquent property tax receivables and its servicing operation. The Company's investment in these receivables and the servicing operation is capital-intensive and it is unlikely that this business will be a part of the Company's long-term strategy. With that in mind, the Company has streamlined the servicing operations to rationalize the economics of the existing receivables portfolio."

         Mr. Benedetti continued, "At the end of the second quarter we had $23 million in cash available for reinvestment. Cash flows from the investment portfolio were $12.0 million during the quarter, or $19.4 including the $7.4 million redemption and reissuance of MERIT Series 12-1. We have a similar opportunity with MERIT Series 13, and we are exploring various structures that


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

would allow the Company to invest its available capital at an attractive return or to otherwise monetize the redemption rights for cash in a manner similar to MERIT Series 12-1. Our expectation is that cash flows from the investment portfolio for the third quarter will decline modestly relative to the second quarter as the investment portfolio runs-off, and delinquent property tax receivables collections decline from the reductions in the servicing operations. The Federal Reserve continues to indicate that the Federal Funds rate will be increased at `measured-pace', which will have the effect of driving up our borrowing costs, but also should slow prepayments in the investment portfolio. An increase in the Federal Funds rate at a `measured-pace' will only modestly impact our quarterly investment portfolio cash flows going forward."

         Mr. Benedetti concluded, "The Board will continue to be actively engaged over the coming months in reviewing strategic opportunities for long-term reinvestment, with the hope of providing guidance to our shareholders over the balance of the year. Our objective in the near-term is to put capital to work first within opportunities in our existing investment portfolio, such as the redemption of MERIT Series 13, provided these opportunities provide a reasonable risk-adjusted return for the Company. The Board will continue to evaluate strategic opportunities that will benefit the shareholders over the long-term, and will be patient in that regard."

         Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believe," "expect," "forecast," "anticipate," "estimate," "project," "plan," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, disruptions in the capital markets, fluctuations in interest rates, defaults by borrowers, defaults by third-party servicers, prepayments of investment portfolio assets, the accuracy of subjective estimates used in determining the fair value of certain financial assets of the Company, the impact of recently issued financial accounting standards, increases in costs and other general competitive factors. For additional information, see the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2004, as filed with the Securities and Exchange Commission.

                 #                #                 #



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


                               DYNEX CAPITAL, INC.
                           Consolidated Balance Sheets
                          (Thousands except share data)
                                   (unaudited)

                                                                        June 30,             December 31,
                                                                            2004                   2003
                                                                   --------------------   --------------------
ASSETS

Cash and cash equivalents                                          $          22,905      $           7,386
Other assets                                                                   3,433                  4,174
                                                                      -----------------      -----------------
                                                                              26,338                 11,560
Investments:
    Securitized finance receivables:
      Loans, net                                                           1,422,878              1,518,613
      Debt securities, available for sale                                    228,521                255,580
    Other investments                                                         35,258                 37,903
    Securities                                                                25,007                 33,275
    Other loans                                                                6,433                  8,304
                                                                   --------------------   --------------------
                                                                           1,718,097              1,853,675
                                                                   --------------------   --------------------
                                                                   $       1,744,435      $       1,865,235
                                                                   ====================   ====================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Collateralized bonds                                               $       1,589,596      $       1,679,830
Repurchase agreements                                                         17,330                 23,884
Senior notes                                                                     823                 10,049
Other liabilities                                                              1,325                  1,626
                                                                   --------------------   --------------------
                                                                           1,609,074              1,715,389
                                                                   --------------------   --------------------

SHAREHOLDERS' EQUITY:
Preferred stock                                                               55,670                 47,014
Common stock                                                                     122                    109
Additional paid-in capital                                                   366,897                360,684
Accumulated other comprehensive gain (loss)                                    1,438                 (3,882)
Accumulated deficit                                                         (288,766)              (254,079)
                                                                   --------------------   --------------------
                                                                             135,361                149,846
                                                                   --------------------   --------------------
                                                                   $       1,744,435      $       1,865,235
                                                                   ====================   ====================

Book value per common share
     (inclusive of preferred liquidation preference)               $            6.40      $            7.55
                                                                   ====================   ====================


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

                               DYNEX CAPITAL, INC.
                      Consolidated Statements of Operations
                          (Thousands except share data)
                                   (unaudited)

                                                       Three Months Ended                     Six Months Ended
                                                            June 30,                            June 30,
                                                    -------------------------             ------------------------
                                                      2004            2003               2004             2003
                                                  -------------  ----------------    --------------  ----------------

Interest income                                    $   33,217        $   38,501       $     66,848       $   79,336
Interest and related expense                          (27,698)          (29,675)           (54,894)         (59,067)
                                                  ---------------   -------------    --------------     -------------
Net interest margin before provision for loan           5,519             8,826             11,954           20,269
losses

Provision for loan losses                              (8,947)          (18,040)           (16,147)         (23,884)
                                                  -------------     -------------    --------------     -------------

Net interest margin                                    (3,428)           (9,214)            (4,193)          (3,615)

Impairment charges                                     (7,746)             (127)            (9,407)          (2,205)
Gain on sale of investments, net                           20               483                  4            1,010
Other income (expense)                                    216                23               (261)              40
General and administrative expenses                    (2,015)           (2,151)            (4,483)          (4,172)
                                                  -------------     -------------    --------------     -------------

Net loss                                              (12,953)          (10,986)           (18,340)          (8,942)
Preferred stock benefit (charge)                        2,045            (1,214)               854            9,230
                                                  -------------     -------------    --------------     -------------

Net (loss) income to common shareholders           $  (10,908)       $  (12,200)      $    (17,486)      $      288
                                                  =============     =============    ==============     =============

Change in net unrealized gain (loss) during the period on:
    Investments classified as
    available-for-sale                                  3,056             2,355              3,315            2,981
    Hedge instruments                                   1,924              (679)             2,005           (1,119)
                                                  ---------------   ---------------  ----------------   -------------
Comprehensive loss                                 $   (7,973)       $   (9,310)      $    (13,020)      $   (7,080)
                                                  ===============   ===============  ================   =============

Net (loss) income per common share
      Basic and diluted                            $    (0.95)       $    (1.12)      $      (1.59)      $     0.03
                                                  =============     =============    ==============     =============


Weighted average number of common shares outstanding
      Basic and diluted                            11,468,635        10,873,903         10,972,844       10,873,903
                                                  =============     =============    ==============     =============



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